Exhibit 99.1
DERMTECH APPOINTS TWO NEW BOARD MEMBERS

LA JOLLA, Calif. – July 18, 2022 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech” or the “Company”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today announced the appointment of Kirk D. Malloy, Ph.D. and Mark C. Capone, M.S. to the Company’s board of directors, effective July 18,2022. These appointments expand DermTech’s board of directors to eight members.
“We are excited to welcome Kirk and Mark as new independent directors,” commented Matt Posard, DermTech’s chairman. “They are both accomplished life science executives, with an established track record in building companies, business development, capital formation and strategic partnerships. Their perspectives in guiding high-growth companies will provide our board with valuable insights as we look ahead to important operating milestones.”
Dr. Malloy has spent over 25 years in key leadership positions with Illumina, Inc., Biosite Inc. and QIAGEN Inc., and most recently served as the chief executive officer of Verogen, Inc., from August 2017 to August 2018 after founding the company and securing initial funding. Dr. Malloy is currently founder and principal at BioAdvisors, LLC, where he provides strategic consulting services to life science, diagnostics and genomics companies. Prior to founding BioAdvisors in April 2016, he was at Illumina, Inc. from 2002 to 2016, most recently as senior vice president and general manager of Life Sciences and Applied Markets from January 2014 to April 2016. From May 2005 to December 2013, he served as vice president of Global Customer Solutions; he was also vice president of Global Quality from December 2005 to May 2007. Dr. Malloy joined Illumina in 2002 as senior director of Global Customer Solutions. Before Illumina, he held various commercial leadership positions at Biosite Inc. and QIAGEN Inc. Dr. Malloy currently serves as a director for NanoString Technologies, Inc. (NASDAQ: NSTG), as chairman of the board for cancer diagnostics company, Tagomics, and is a director for several private genomics tools companies. Dr. Malloy earned his B.S. in Biology from the University of

Miami, and his M.S. and Ph.D. from the University of Delaware and held post-doctoral and instructor positions at Boston University and Northeastern University.
“I am impressed with DermTech’s progress as it works to meaningfully improve the standard of care in dermatology with precision genomics,” said Dr. Malloy. “The Company is reshaping the dermatology landscape by bringing non-invasive solutions to patients that need better options. I am thrilled to join a passionate board of directors with a unified vision.”
Mr. Capone is an accomplished life sciences executive, most recently serving as president and chief executive officer of Myriad Genetics which he transformed from a pioneering start-up to one of the largest precision medicine companies in the world. During his 17-year tenure, Myriad Genetics developed and launched more than a dozen reimbursed molecular diagnostics achieving total annual revenues of more than $800 million. Prior to Myriad, he spent 17-years at Eli Lilly and Company in various leadership positions. Mr. Capone currently serves as chief executive officer of Precision Medicine Advisors, LLC, and is a non-executive board member of Abcam plc and Owlstone Medical. He received a B.S. in Chemical Engineering from Penn State University graduating with highest distinction, and his M.S. in Chemical Engineering (biotechnology emphasis) and Management from Massachusetts Institute of Technology.
“DermTech brings non-invasive precision dermatology solutions to patients that need better options,” stated Mr. Capone. “The Company’s robust product pipeline addresses large markets in skin disease including cancer. I am honored to join the board and support DermTech’s mission to improve the lives of millions with individualized care.”
About DermTech
DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics platform. DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected non-invasively using its Smart StickersTM. DermTech markets and develops products that facilitate the early detection of skin cancers and is developing products that assess inflammatory diseases and customize drug treatments. For additional information, please visit DermTech.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations and evaluations with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products, DermTech’s positioning and potential revenue growth, financial outlook and future financial performance, operating milestones, implications and interpretations of any study results, the evaluation and judgments of the skills and experiences of the new members of DermTech’s board, and expectations with respect to their future contributions to DermTech, and DermTech’s ability to expand its product offerings and develop pipeline products. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com